EXHIBIT 5




                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________
Will Hart                                             Facsimile:  (303) 839-5414
                                 (303) 839-0061

                                February 4, 2013
CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, VA 22182



     This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of shares of its common stock, preferred stock, convertible preferred stock, rights and warrants having a maximum value of $50,000,000 all as referred to in the Registration Statement on Form S-3 filed by CEL-SCI with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI and the applicable laws of the State of Colorado, a copy of the Registration Statement and all other documents we considered necessary to render our option. In our opinion:

     o CEL-SCI is authorized to issue the securities which are the subject of this registration statement, as well as any securities issuable upon the conversion of preferred stock or upon the exercise of any rights or warrants.

     o    such   securities   when  issued,   will  represent   fully  paid  and
          non-assessable securities of CEL-SCI's and

     o the rights and warrants, when issued, will be binding obligations of CEL-SCI under the laws of Colorado.


                                  Very truly yours,

                                  HART & HART, LLC


                                  /s/ William T. Hart

                                  William T. Hart